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                                                                    Exhibit 99.4




                                  July 13, 2001

John D. Idol
225 Elderfields Road
Manhasset, New York  11030

Dear John:

         This letter will confirm certain agreements between you and LVMH Moet Hennessy Louis Vuitton Inc. ("LVMH") regarding the anticipated termination of your employment with Donna Karan International Inc. (the "Company") as Chief Executive Office and Director and your continuing employment with the Company in your capacity as an advisor to the Company's Board of Directors in connection with certain transition matters, all effective as of July 13, 2001 (the "Resignation").

         In connection with the Resignation, in the event the merger (the "Merger") contemplated under the Agreement and Plan of Merger dated as of March 31, 2001, among the Company, LVMH, and DKI Acquisition, Inc. (the "Merger Agreement") is not consummated by November 15, 2001, LVMH hereby agrees to purchase for cash, on November 15, 2001, 548,503 shares of common stock of DKI owned by you (the "Shares"), free and clear of any and all claims, liens and charges for a purchase price of $4.875 per Share. In the event the Merger is consummated pursuant to the Merger Agreement after November 15, 2001, you shall be entitled to receive from LVMH or one or more of its affiliates, within five days of such consummation, an amount per Share equal to the difference between
(i) the Merger Consideration (as defined in the Merger Agreement) paid per share in connection with the Merger, less (ii) $4.875. The obligation of LVMH to purchase the Shares pursuant to this letter agreement shall be unconditional and not dependent to any extent on the successful consummation of the Merger before November 15, 2001.

         This letter agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

                                           LVMH Moet Hennessy Louis Vuitton Inc.


                                           By:  /s/ Bruce G. Ingram
                                              ----------------------------------
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                                           Title: Senior Vice President
                                                 -------------------------------


Consented to as of the date first above
written by:

/s/ John D. Idol
---------------------------------
John D. Idol

cc:      Arthur F. Woodard, Esq.
         Peter J. Barack, Esq.